Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-228379

Registration No. 333-228379-09

Free Writing Prospectus dated January 14, 2021

CarMax Auto Owner Trust 2021-1

Issuing Entity or Trust

CarMax Business Services, LLC

Sponsor and Servicer

CarMax Auto Funding LLC

Depositor and Seller

The depositor has prepared a preliminary prospectus dated January 14, 2021 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	S&P Global Ratings
Class A-1 Asset-backed Notes	F1+sf	A-1+	(sf)
Class A-2 Asset-backed Notes	AAAsf	AAA	(sf)
Class A-3 Asset-backed Notes	AAAsf	AAA	(sf)
Class A-4 Asset-backed Notes	AAAsf	AAA	(sf)
Class B Asset-backed Notes	AAsf	AA+	(sf)
Class C Asset-backed Notes	Asf	A+	(sf)
Class D Asset-backed Notes	BBBsf	BBB+	(sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes

MUFG	Barclays	Credit Suisse	J.P. Morgan

Co-Managers of the Class A Notes

Mizuho Securities	Scotiabank	SMBC Nikko	TD Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-649-6848.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.